(46096)



                        TRANSPONDER CAPACITY AGREEMENT
                        ------------------------------

This Transponder Capacity Agreement (" Agreement" is made and entered into this 23 day of December, 2002, by and between Jones Space Holdings, Inc., a Colorado corporation
("Jones"), and Omni Broadcast Network, Inc., a Delaware corporation doing business at 3960 Howard Hughes Parkway, Suite
500, Las Vegas, Nevada 89109 ("Customer").

RECITALS

A.	Jones has capacity on Transponder No. 20, a
non-preemptible transponder (as defined in Article 9) (the "Transponder"), including one or more digitally compressed video channels, on the SES Americom, Inc. (" SES") domestic communications satellite SA TCOM C-3 (the " Satellite") pursuant to a Satellite Transponder Service Agreement dated July 28, 1989, as amended, between SES and Jones (the "Transponder Service Agreement"). A copy of portions of the Transponder Service Agreement is attached hereto as Exhibit A.

B.	Jones is willing to provide to Customer, and
Customer desires to obtain, certain satellite service capacity on the Transponder on the terms and conditions hereinafter set forth.

AGREEMENT

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto do agree as follows:


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ARTICLE 1. THE CAPACITY.

1.1	Provision of the Capacity. Jones hereby agrees
to make capacity on the Transponder available on a full-time basis twenty-four (24) hours per day, seven (7) days per week for the purposes set forth in Section 1.2 hereof during the term of this Agreement. The capacity to be made available hereunder shall be for one (1) compressed digital video channel (the "Capacity") operating in a statistical multiplex group. Exhibit B hereto contains the relevant Circuit Parameters and/or other relevant specifications (the" Specifications"). Exhibit C hereto contains the Transponder Performance Specifications provided by SES, which sets forth the operating parameters of the Transponder.

1.2	Use of the Capacity. Customer shall use the
Capacity primarily for the transmission of cable television programming, it being understood that the Capacity can be used incidentally for low power television and off air television. All programming shall confonn to the requirements of the Communications Act of 1934, as amended (the "Communications Act"), and rules and regulations of the Federal Communication Commission (the "FCC") and any other governmental body having jurisdiction with respect to the matters covered hereby. Customer shall not make use of the Capacity for any unlawful purpose and shall at all times comply with all applicable laws and regulations, including the Communications Act and the rules and regulations of the FCC. All programming shall bear the name and/or identifying symbols of Customer.

1.3	Conditional Transponder Service Protection.
Customer shall be entitled to the protections granted to Jones in the transponder Service Agreement with respect to the

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Capacity, to the same extent (prorata according to the total number of all leased digital channels on the Transponder) that said protections are provided to Jones. For purposes of this Agreement, "leased digital channels" consists of all channels leased to Jones affiliates and third parties on the Transponder. Space on any Substitute Transponder (as defined in Article 8 hereof) provided to Jones pursuant to the Transponder Service Agreement shall be provided to Customer pursuant to this Agreement in accordance with the prorata total number of all leased digital channels on the Transponder. Except to the extent SES provides Jones with a Substitute Transponder, Jones shall have no obligation to undertake any action or expense to repair or otherwise render the Transponder Commercially Operational (as defined in Article 8 hereof), to procure or otherwise make available a Substitute Transponder or to repair or otherwise render a Substitute Transponder Commercially Operational. If a Substitute Transponder is procured or otherwise made available by Jones other than through the Transponder Service Agreement, no representation or agreement is or shall be made by Jones with respect to the quality, design, characteristics, performance or suitability of any such Substitute Transponder; however, Jones will not make a Substitute Transponder available other than through the Transponder Service Agreement without the consent of the Customer. If a Substitute Transponder is made available by Jones through the Transponder Service Agreement, Jones does not and cannot represent that a Substitute Transponder will be a Non-preemptible Transponder (as defined in Article 8 hereof). Notwithstanding anything else in this Agreement, Jones shall retain all rights to make any and all elections and decisions under the Transponder Service Agreement, provided, however, that in the event either the Satellite or the Transponder becomes Commercially Unusable (as defined in Article 8 hereof) and Jones has the right to request restored service on a Substitute Transponder pursuant to the Transponder Service Agreement, Jones agrees to request such service unless such request will result in Jones being obligated to pay SES for such Substitute Transponder beyond the Term of this Agreement.


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ARTICLE 2. TERM.

2.1	Term. The term of this Agreement (the "Term")
shall commence on February 1,2003 and shall terminate upon the earlier to occur of (i) the End-Of-Life of SATCOM C-3 which is presently estimated by SES to be May 2005, subject to fmal determination by SES or (ii) termination in accordance with
Section 2.2 hereof.

2.2	Termination.  Notwithstanding the foregoing,
(a) this Agreement shall terminate, and neither party shall thereafter have any further obligation to the other hereunder, at such time as the Transponder Service Agreement is terminated with respect to the Satellite or Jones's right to use the Transponder or a Substitute Transponder is terminated or expires (other than by reason of Jones's willful misconduct), and Jones elects not to obtain a Substitute Transponder; or (b) Jones may terminate this Agreement, and declare immediately due and payable the Fee (as defined below) for each month remaining in the entire Term on and after the date of such tennination, if Customer fails (i) to make payment of any amount due hereunder within ten (10) business days after receiving from Jones a notice of such nonpayment, or (ii) to cease any other activity in violation of Customer's obligations under this Agreement within twenty (20) days after receiving from Jones a notice of such violation.

ARTICLE 3. PAYMENTS

3.1	Fee.	For each month of the Term, Customer
agrees to pay to Jones, in advance, a fee ofU.8. $35,900 (the "Fee") for the compressed channel and other earth station services. The Fee includes payment for the earth station and other services to be provided under Exhibit A to the Earth Station Services Agreement of even date between Customer and

Jones Earth Segment, Inc. If the date of this Agreement is a day other than the fIrst day of a month, or the Term ends on a day other than the last day of a month, the Fee for such month shall be prorated to reflect the actual number of days (on and after such beginning day, or on and before such termination day, as the case may be) during which the Capacity was made available
for use by Customer in such month.   In the event Jones provides
Customer with space on a Substitute Transponder pursuant to the Transponder Service Agreement, the Customer Fee will be increased on a dollar for dollar basis for any increase in the fee payable by Jones to SES for such Substitute Transponder space as pro-rated based on the total number of all leased digital video channels on the Transponder. In addition, Customer shall pay promptly when due, or reimburse Jones promptly on demand for, any taxes, duties or other fees assessed or payable with respect to the taking and/or use of transponder services, including any privilege or excise taxes based on gross revenues and all charges imposed by governmental authorities, including the FCC.

3.2	Security Deposit. Customer shall pay to Jones
the first and last month's Fee (a total of$71,800) upon execution of this Agreement.

3.3	Credits for Interruptions or Outages.

	(a)	If and only if Jones receives a credit
from SES due to an Interruption, Customer shall be entitled to a pro-rata share of such credit against the Fee, which credit shall be calculated by dividing the SES credit by the total number of all leased digital channels on the Transponder. The length of the Interruption shall be measured from the time Jones notifies SES of the Interruption. Jones shall promptly pass on to SES any notice of an Interruption it receives from Customer.

	(b)	If the Fee is increased pursuant to
Section 3.1 as a result of a Substitute Transponder, the credit will be adjusted likewise. The amount of the credit will be detennined by calculating the daily amount of the increase in the Fee (the "Daily Adjustment") assuming a thirty (30) day month. The proportionate part of the Daily Adjustment which


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corresponds to the Interruption shall be added to the credit set forth in (a) above.

	(c)	An allowance will not be made for any
disruption in service, including an Interruption, which is a result of, or attributable in whole or in primary part, to:

		(i)	Customer's negligence or willful
acts, or the negligence or willful acts of its officers, directors, agents, employees, subsidiaries, parents, affiliates, customers and viewers or any of them; or

		(ii)	Customer-provided equipment,
including terrestrial communication facilities for backhaul purposes

	(d)	In no event shall any credit or allowance
to Customer exceed the allocable portion of the Fee for the period of the Interruption.

3.4	Payments. All payments made by Customer
hereunder shall be made to Jones at its principal place of business, as designated in Section 9.11 (b) hereof, by cashier's or certified check payable in u.s. currency, or shall be made by wire transfer of immediately available funds to such account as Jones shall designate and shall be deemed to be made only upon receipt by Jones of collected funds.

3.5	Late Payment. If Jones has not received all of
the Fee from Customer on the date that such Fee is due, then the overdue amount shall be subject to a delinquency charge at the rate of one and one-half percent (1.5%) per month, compounded monthly, on such overdue amount from the date such overdue amount was originally due until the date it is actually received by Jones. Customer acknowledges that such delinquency charges are reasonable under all the circumstances existing at the time at which this Agreement is entered into by Jones and Customer. Customer agrees that acceptance of all or any portion of any such delinquency charge by Jones shall in no event constitute a waiver by Jones of Customer's default with respect to such overdue amount nor shall it prevent Jones from exercising any or all other rights or remedies it may have.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF JONES AND CUSTOMER.

Jones and Customer each represents and warrants to, and agrees with the other that:

4.1	Authority. It has the right, power and
authority to enter into, and perform its obligations under, this Agreement.

4.2	Action. It has taken all requisite action to
approve the execution, delivery and performance of this Agreement, and this Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms.

4.3	Consents.  The execution, delivery and
performance of its obligations hereunder and the consummation of the transactions contemplated hereby will not result in a material violation of, or material default under, or constitute the occurrence of an event which would constitute a material default under, or material noncompliance with, any applicable law, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it or any material portion of its property is bound, its articles of incorporation or by-laws or other charter documents, as the case may be, or any order, rule or regulation of any court or governmental agency or body having jurisdiction over it or any of its properties.

4.4	No Broker. It has not entered into any
agreement or incurred any obligations or liabilities, contingent or otherwise, for brokerage or finder's fees or agent's commission or other like payment in connection with this Agreement or the transactions contemplated hereby, for which the other party hereto is liable. Each party hereto agrees to indemnify and hold the other hereto harmless against and in respect of any breach by it of the provisions of this Section.

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ARTICLE 5. LIMITATlON OF LIABILITY.

5.1	Remedies. Jones shall be liable for direct
damages or losses with respect to its performance hereunder, only when such damages or losses are due solely to Jones's willful misconduct; provided, however, in no event shall Jones be liable for an amount in excess of the Fee paid to Jones hereunder.

5.2	Limitation of Liability. IT IS EXPRESSLY AGREED
THAT JONES' SOLE OBLIGATIONS, AND CUSTOMER'S EXCLUSIVE REMEDIES, FOR ANY CAUSE WHATSOEVER ARISING OUT OF OR RELATING TO THIS AGREEMENT AND/OR THE TRANSACTIONS PROVIDED FOR HEREIN OR CONTEMPLATED HEREBY, REGARDLESS OF WHETHER OCCASIONED BY JONES'S NEGLIGENCE, ARE LIMITED TO THOSE SET FORTH IN SECTIONS 2.2 AND
3.3 HEREOF AND IN THIS ARTICLE 5, AND ALL OTHER REMEDIES OF ANY KIND ARE EXPRESSLY EXCLUDED. In no event shall Jones be liable for any special, indirect, incidental or consequential damages (including, but not limited to, lost reserves, customers or profits), regardless of the foreseeability thereof. In addition, Jones shall have no liability for any damages occasioned by (a) any defect in the Transponder or the Satellite, (b) any failure of the Transponder or the Satellite to perform, or (c) any fault of Customer or of any third party.

5.3	Disclaimer of Warranties. EXCEPT AS SET FORTH
HEREIN, JONES DOES NOT MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO CUSTOMER OR ANY OTHER PERSON OR ENTITY CONCERNING THE TRANSPONDER, THE SATELLITE, ANY SUBSTITUTE TRANSPONDER OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR USE

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5.4	Indemnification. Customer shall defend and
indemnify Jones and/or SES and their respective directors, officers, employees, owners, agents and affiliates from any claims, liabilities, losses, costs, or damages, including attorneys fees and costs, (a) arising out of any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of Customer under this Agreement, (b) caused by the fault or negligence of Customer,
(c) arising under a warranty, representation or statement by Customer to any third party in connection with transmissions over the Satellite, or (d) with respect to the Transponder, any libel, slander, infringement of copyright, patents and other intellectual property rights, or breach in the privacy or security of transmissions by Customer. The limitations of liability set forth herein shall apply to, and the indemnifications set forth herein shall run in favor of, Jones and all affiliates of Jones and SES and all affiliates of SES.


ARTICLE 6. FORCE MAJEURE.

Neither party shall be liable to the other and no party shall be deemed in default hereunder for any failure of or delay in the performance of any of its covenants, agreements or obligations (other than the payment of amounts due hereunder, subject to Section 3.3) caused by or arising out of any of the following conditions of force majeure: disaster, labor disturbances, shortage of labor or equipment beyond the reasonable control of such party, strikes, lockouts, other industrial disturbances, acts of God, acts of a public enemy, war, blockade, riot, insurrection, lightning, fire, storm, flood, inclement weather, meteorological or atmospheric occurrences or disturbances including sun outage and rain fade, externally caused interference, explosion, the need to comply with any law or any rule, order, regulations, action or direction of any government, including state and local governments, having jurisdiction over either party, or of any department, agency, commission, bureau, court or other instrumentality thereof, or of any civil or military authority, or on account of any eventualities or conditions, whether enumerated or not, beyond the reasonable control of such party; provided, however, that a loss or Interruption of the Transponder or a Substitute Transponder shall be governed by Sections 1.3, 2.2 and 3.3

The party affected by any condition of force majeure as described in this Article shall promptly notify the other party in writing and hereby agrees to use reasonable diligence to remove any such condition of force majeure as may occur from time to time. No right of a party shall be affected for failure or delay of that party to meet any condition of this Agreement where such failure or delay is caused by a condition of force majeure as defined herein, and such party shall be excused from performance of any obligation affected by such condition of force majeure during the period required to overcome the delay; and the time limits provided in this Agreement to meet any condition affected by force majeure shall be deemed and treated as extended for a period commensurate with the delay caused by force majeure; provided, however, nothing contained herein shall extend the Term or require the settlement of strikes, lockouts, or other labor difficulties by the party affected contrary to its wishes, and the disposition or manner of handling or remedying any and all such labor difficulties is hereby expressly acknowledged to be entirely within the discretion of the party concerned.


ARTICLE 7. CONFIDENTIALITY

7.1	Confidentiality. Each party agrees to hold in
strict confidence the information contained in this Agreement and any information obtained pursuant to the performance by it of the agreements and obligations contained herein or the transactions contemplated hereby, and each party hereby acknowledges and agrees that all such information, including, without limitation, information regarding the other party, SES and/or their respective affiliates, and all information related to the design and performance characteristics of the Satellite and any subsystems or components thereof including the Transponder, not otherwise known to the public, is confidential and proprietary and is not to be disclosed to third persons without the prior written consent of the party owning such information and shall not be used by the other party other than as contemplated hereunder. Without limiting the generality of the foregoing, neither party shall disclose to any person, including independent auditors, legal counsel, lenders and agents, any of the prices, payment terms and other material terms of this Agreement except:

	(a)	to the extent necessary to comply with law
or regulations promulgated thereunder, the valid order or a governmental agency or court of competent jurisdiction, or the rules of an established stock exchange or in connection with any placement of securities or filing or report under state or federal securities laws or regulations, provided that, in the opinion of counsel for such party, disclosure is required, and further provided that such disclosing party shall have given the other party notice prior to such disclosure, to the extent reasonably and legally possible, and shall seek confidential treatment of such information;

	(b) as part of its normal reporting or review procedure to its parent company, its auditors and it attorneys and its lenders;

	(c)	to the extent necessary to obtain
appropriate insurance, to its insurance agent, provided that, prior to such disclosure, such agent shall be advised in writing of the confidentiality of the information disclosed to it and, if requested by the owner of such information, such agent shall execute a confidentiality agreement with the disclosing party reasonably acceptable to the owner of such information with respect to the information to be disclosed; and

        (d) in order to enforce its rights and perform its obligations pursuant to this Agreement.

7.2	SES Confidential Information. Customer
acknowledges that all information provided to it related to the design and performance characteristics of the Satellite, and any subsystems or components thereof, including the Transponder, is confidential and proprietary and may not be disclosed to third persons, without the prior written consent of SES except if the conditions set forth in Section 7.1(a) above are applicable.

7.3	Press Releases. Neither party shall make any
announcement, press release or public statement relating in any manner to the Agreement or the parties' operations under this Agreement without first furnishing the proposed text thereof to the other party and obtaining the other party's approval in writing, which approval shall not be unreasonably withheld or delayed; provided, however, that no such written approval shall be required when public disclosure by either party may be required, in the judgment of such party's counsel, by law or regulations promulgated thereunder, judicial order or similar pronouncement, the rules of an established stock exchange or in connection with any placement of securities or filing or report under state or federal securities laws or regulations. Whenever practicable, such announcements, press releases and public statements shall be issued jointly by the parties,

7.4	Survival. Notwithstanding any other provision
of this Agreement, the obligations of this Article 7 shall continue after termination of this Agreement.


ARTICLE 8. DEFINITIONS.

8.1	"Commercially Operational" means capable of
carrying audio and video, including associated audio traffic, with the parameters as described in the Performance
Specifications and which is not Commercially Unusable.

8.2	"Commercially Unusable" means a condition in
which the Satellite so fails to conform to its design specifications or the Transponder so fails to conform to the Transponder Performance Specifications as to render use of the Satellite impractical in the exercise of reasonable business judgment or preclude use of the Transponder for its intended purpose.

8.3	"Interruption" means any period during which
the Transponder or a Substitute Transponder fails to meet the Transponder Performance Specifications and such circumstances preclude use of the Transponder for its intended purpose.

8.4	"Non-preemptible Transponder" means a
transponder that (i) may not be preempted under the Transponder Service Agreement to restore a transponder which becomes Commercially Unusable or to satisfy other customers of SES and
(ii) is fully protected under the Transponder Service Agreement in that SES is obligated to make a Substitute Transponder available to Jones in the event the Transponder becomes Commercially Unusable to the extent such a substitute is available and subject to the rights of other parties who have priority over Jones,

8.5	"Substitute Transponder" means any transponder
other than the Transponder (which may be a transponder on a satellite other than the Satellite) made available to Customer pursuant to the Transponder Service Agreement or otherwise.


ARTICLE 9. MISCELLANEOUS.

9.1	Limitation on Rights: Independent Contractors.
Customer agrees that it shall have no rights with respect to the Transponder except as are expressly granted hereunder and that in no event shall such rights be greater than the rights of Jones under the Transponder Service Agreement. The relationship between the parties shall be that of independent contractors. Nothing in this Agreement shall be construed to create a partnership or joint venture or authorize one party to act as agent for the other. This Agreement is for services and no property interest is created or granted to Customer with respect to any property or asset of Jones, or the Transponder.

9.2	Entire Agreement: Amendment: and Waiver. This
Agreement and all attachments hereto constitute the entire agreement between the parties, are intended as the complete and exclusive statement of the terms of the agreement between the parties as to the subject matter of this Agreement, and supersede all previous or contemporaneous understandings, commitments or representations concerning the subject matter hereof. The parties each acknowledge that the other party has not made any representations or warranties other than those which are contained herein. This Agreement may not be amended or modified in any way, and none of its provisions may be waived, except by a writing signed by an authorized officer of the party against whom the amendment, modification or waiver is sought to be enforced. No such waiver shall constitute a continuing waiver of similar or other breaches. A waiving party may at any time, upon notice given in writing to the breaching party, direct future compliance in accordance with the terms of this Agreement, in which event the breaching party shall comply as directed from such time forward.

9.3	Assignment. Customer shall not assign its
rights or obligations under this Agreement without first obtaining the written consent of Jones. No permitted assignment or transfer shall relieve Customer of its obligations hereunder.
Jones shall be free to assign this Agreement.

9.4 	No Third-Party Beneficiary. The provisions of
this Agreement are for the benefit only of the parties hereto, and no third party may seek to enforce, or benefit from, these provisions.

9.5	Benefits and Obligations. Subject to Section
9.3, all provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the parties hereto, their permitted successors and permitted assigns.

9.6	Counterparts. This Agreement may be executed in
several counterparts, each of which when so executed shall be considered as an original and all of which together shall constitute one agreement.

9.7	Captions. The captions at the beginning of the
Sections of this Agreement are not a part of this Agreement but are merely to assist in the locating and reading of those paragraphs and shall be ignored in construing this Agreement

9.8	Further Performance.  Each of the parties
hereto agrees to execute and deliver any further instruments and documents and perform acts which are or may be necessary to carry out the purposes of this Agreement.

9.9	Survival of Representations and Warranties.
All representations and warranties contained herein or made by Jones or Customer in connection herewith shall survive any independent investigation made by Customer or Jones.

9.10	Governing Law. This Agreement shall be governed
by the intemal laws of the state of Colorado.

9.11	Notices.

	(a)	Notice of Interruptions, or of other
technical or operational matters requiring immediate attention, may be given by telephone Jones will designate a point or points of contact where Customer may call on a 7 day-a-week, 24 hours-a-day basis. Any notice given verbally will be confirmed in writing as soon as practicable thereafter pursuant to the procedures set out in Section 9.1 1 (b).

	(b)	All notices and other communications
required or permitted to be given hereunder shall be in writing and shall be deemed received when actually received if personally delivered, when receipt is electronically confirmed if sent by telecopy, or upon the expiration of the fifth business day after being deposited in the mail, postage prepaid, certified or registered mail, return receipt requested, addressed to the other party as follows:

If to Jones:

	Jones Space Holdings, Inc.
	9697 East Mineral Avenue
	Englewood, Colorado 80112
	Attn: President
	Fax No.: (303) 799-4675

with a copy to:

	Legal Department
	9697 East Mineral Avenue
	Englewood, Colorado 80112
	Fax No.: (303) 799-1644

If to Customer:

	Omni Broadcast Network, Inc.
	3960 Howard Hughes Parkway, Suite 500
	Las Vegas, Nevada 89109
	Attn: Roger Smith

with a copy to:

	Matthews and Partners, LLC
	4322 Wilshire Blvd., Suite 200
	Los Angeles, CA 90019
	Attn: Leodis C. Matthews
	Phone: 323-930-5690
	FAX: 323-930-5693

or to such other address or addresses as may hereafter be specified by notice given by any of the above to the others.

9.12	Severability. Each provision of this Agreement
shall be considered severable and if for any reason any provision of this Agreement is determined to be invalid, such invalidity shall not impair the operation or affect other provisions of this Agreement.

9.13	Taxes. Customer is solely responsible for any
taxes, charges or levies which may be asserted by any local, state, national or international, public or quasi-public governmental entity solely as a result of the transmission of signal via the Transponder.

9.14	Customer Responsibilities.

	(a)	Unless otherwise specified in the Circuit
Parameters as set forth in Exhibit B, no terrestrial facilities shall be provided by Jones under this Agreement and Customer shall be responsible to install, license and maintain the terrestrial facilities which communicate to and from the Satellite. Customer will not transmit or otherwise act in any manner that violates the technical requirements of the Performance Specifications. Customer will always provide the necessary capability at its transmit facilities to cease transmission immediately upon notice from Jones or SES via phone and/or fax. Jones may, but is not obligated to, inspect Customer-provided facilities to insure compliance to this requirement.

 	(b)	Customer shall provide to Jones and SES
all pertinent technical characteristics of Customer-provided equipment used in connection with the Capacity.

	(c)	If Jones provides terrestrial facilities
and/or services to Customer, such terrestrial facilities and/or services shall be provided pursuant to a separate agreement. A malfunction or failure of the terrestrial facilities and/or services shall not relieve Customer of any obligation to timely pay any Fees due Jones.

9.15 	First Right of Refusal on Follow-On Satellite
Transponder Capacity and Related Earth Station Services. In the event the Customer receives a bona fide offer from an unaffiliated party to provide the Customer with satellite transponder capacity and earth station services, Jones shall have the right to match such offer on substantially similar terms and conditions within thirty (30) days after being provided with notice of the first proposal (the "First Right of Refusal"). and Customer shall be bound to accept Jones' offer, subject to execution of a definitive agreement to be negotiated in good faith by both parties. The exercise by Jones of its First Right of Refusal will be contingent upon Jones having available or being able to secure in a timely manner satellite transponder capacity that is suitable to meet the Capacity and

Specifications requirements set forth in this Agreement. The
First Right of Refusal shall be in effect during the Tenn of this Agreement, and for a period of 180 days after the termination of the Agreement.

(EXECUTION PAGE FOLLOWS)

IN WITNESS WHEREOF, the parties hereto have executed this Transponder Capacity Agreement on the date first above written.

JONES SPACE HOLDINGS, INC

By:  /s/ Douglas Greene
    ------------------------
Title:  VP Technical Operations




OMNI BROADCAST NETWORK, INC

By:  /s/ Roger Neal Smith
   --------------------------
Roger Smith
Chief Executive Officer


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